Exhibit 99.1

CEVA Appoints Bernadette Andrietti to its Board of Directors

Recently served as Intel Vice President for EMEA sales and marketing; more than two decades of sales and marketing experience in the semiconductor and technology industries

MOUNTAIN VIEW, Calif., – October 31, 2019 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced that Bernadette Andrietti has been appointed to its Board of Directors, as an independent director, effective October 30, 2019. The appointment brings the total size of the Board to nine members, all of which except for Gideon Wertheizer, our Chief Executive Officer, are independent.

“We welcome Bernadette to our Board who brings with her more than three decades of vast executive business experience. We are confident that Bernadette’s background as a driver of new marketing and demand creation initiatives will be a valuable asset to management as we endeavor to expand our customer base to OEMs and emerging industries,” stated Peter McManamon, Chairman of the Board of CEVA. “We look forward to benefitting from the diversity of perspective and new insights that Bernadette offers us.”

As Vice President of the Sales and Marketing Group for Intel EMEA, Ms. Andrietti has more than 30 years’ experience leading marketing and sales programs, product positioning and launch management, insights and marketing research, advertising, media, sales channels and promotional campaigns, as well as technical marketing for Intel. Prior to her most recent position with Intel, Ms. Andrietti headed Intel’s European sales territory, responsible for growing demand, revenues and Intel brand preference amongst the 500 million population across Europe. She currently serves on the Board of Cercle InterElles association, a leadership network of 15 companies in the technology and science fields dedicated to closing the gender gap in these fields and to promoting women leadership; last year among others topics, Cercle InterElles focused on Artificial Intelligence. Bernadette has been Intel’s EMEA Lead for Diversity and Inclusion for the last four years.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and IMU solutions for AR/VR, robotics, remote controls, and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For more information, contact:

CEVA Richard Kingston CEVA, Inc. +1 650-417-7976 richard.kingston@ceva-dsp.com